Exhibit 10.5

QUINTILES TRANSNATIONAL CORP.

ELECTIVE DEFERRED COMPENSATION PLAN

(Amended and Restated Effective January 1, 2014)

The purpose of this Quintiles Transnational Corp. Elective Deferred Compensation Plan (the "Plan") is to further the success of Quintiles Transnational Corp. (the "Company") by providing deferred compensation for a select group of management and highly compensated employees, thereby giving such persons an additional incentive to continue in the employ of the Company.  The Plan is an unfunded, nonqualified deferred compensation plan governed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan was originally adopted effective for compensation that was deferred on or after January 1, 2005 and earnings thereon following enactment of Code Section 409A.  The Plan was previously amended and restated on November 6, 2008.  The Plan is a successor to the Quintiles Transnational Corp. Elective Deferred Compensation Plan (as Amended November 6, 2003), which shall continue to govern compensation deferred through December 31, 2004 and earnings thereon.

ARTICLE I

ADMINISTRATION

The Plan shall be administered by the Compensation and Talent Development Committee (the "Committee") of the Board of Directors (the "Board") of Quintiles Transnational Holdings Inc., the Company’s corporate parent.  The Committee shall report all of its actions to the Board.  Except as otherwise provided herein, the Committee shall have absolute discretionary authority to interpret and construe the provisions of the Plan as it deems appropriate, including the absolute discretionary authority to determine eligibility for benefits under the Plan.  The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder.  The interpretations, determinations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned.  The Committee shall furnish individual statements of accrued benefits to each participant or current beneficiary no less frequently than annually, in such form as may be determined by the Committee or required by law.  In order to discharge its duties hereunder, the Committee shall have the power and authority to delegate ministerial duties and to employ such outside professionals as may be required for prudent administration of the Plan.  No member of the Board or the Committee, and no officer or employee of the Company, shall be liable to any person for any action or determination that he or she makes in good faith in connection with the administration of the Plan.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Section 2.1Eligibility.  All management or highly compensated employees of the Company located within the United States who reach Grade Level 34 or higher shall be eligible to participate in the Plan; provided, however, that in no event shall non-resident aliens who receive no earned income from the Company that constitutes income from sources within the United States be eligible to participate in the Plan.

Section 2.2Election to Participate.  The individuals described in Section 2.1 may elect to participate in the Plan by submitting a written election to the Committee in the form attached or in such other form as may be determined by the Committee (the "Deferral Election Form").  Except as otherwise provided herein, elections to defer payment of compensation must be made before the beginning of the calendar year for which the compensation is payable.  In the first year in which a participant becomes eligible to participate in the Plan, the newly eligible participant may make an election to defer payment of compensation for services to be performed subsequent to the election within 30 days after the date the participant becomes eligible.  Elections to defer shall be irrevocable as to the compensation for which they are made.  Deferral elections (including elections covering deferral percentages, investments, distribution options, in-service distributions and beneficiary designations) shall remain effective for all subsequent calendar years unless revoked or changed by a participant in accordance with Section 2.4.  For purposes of this Plan, the term "compensation" shall mean, for any calendar year (or portion of a calendar year in the event of a newly-eligible participant), the sum of the participant's base cash salary as of the first day of such year plus any cash bonus and/or commission payable to the participant with respect to services rendered in such year or partial year; provided, however, that participants may make separate deferral elections with respect to base salary and bonuses or commissions as permitted by the Deferral Election Form.

Section 2.3Minimum and Maximum Deferrals. The maximum amount of compensation that may be deferred with respect to any calendar year (or portion of a calendar year in the event of a newly-eligible participant) shall be 90% of the participant's base cash salary as of the first day of such year or partial year and 100% of any cash bonus and/or commission payable to the participant with respect to services rendered in such year or partial year.

Section 2.4Change or Cancellation of Deferrals.  A participant may only change or revoke an existing deferral election with respect to compensation to be paid in future years.  Such changes or revocations must be made by filing a written notice with the Committee prior to the beginning of the calendar year for which such change is to take effect.  If a participant elects to cease deferrals for a future year, the participant must make a new election to again become a participant in the Plan.  Any new election to defer payment of compensation must be made prior to commencement of the calendar year for which such compensation would be payable in accordance with the election procedures outlined in Section 2.2 above.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee may, in its discretion, permit a participant to revoke an existing deferral election mid-year and cease future deferrals for the remainder of the calendar year due to an unforeseeable emergency as defined in Section 4.4 below or a hardship distribution pursuant to Treas. Reg. § 1.401(k)-1(d)(3).

Section 2.5Deferred Compensation Account; Reporting on Form W-2.  For each individual electing to participate in the Plan, the Company shall establish and maintain a Deferred Compensation Account on the Company's books and records.  The amount of each participant's deferred compensation shall be credited to this account as of the date such compensation otherwise would be payable.  No amount shall actually be set aside for payment under the Plan.  Any participant to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company.  To the extent required by Code Section 6051 and the regulations thereunder, the Company shall report on Form W-2 for each participant the total amount of the participant’s deferrals for each calendar year under the Plan.

ARTICLE III

DEFERRED COMPENSATION

Section 3.1Investment Election.  Each participant shall be entitled to make an initial investment election as set forth in the Deferral Election Form and submit these elections to the Company.  A participant may change an investment election at any time by completing and submitting only a revised “Investment Allocation,” as taken from the Deferral Election Form, or by submitting election changes electronically by means of the Internet as directed by the Committee.  Changes in investment elections shall become effective as soon as practicable after they have been properly submitted, generally as of the next market trading day after they have been processed.  The investments from which participants may choose shall be subject to change at the discretion of the Committee.  The Committee reserves the right to shift any amount designated for an investment option eliminated by the Committee to the investment that the Committee determines, in its discretion, most closely resembles the eliminated investment.

Section 3.2Rate of Return.  All amounts credited under the terms of the Plan to a Deferred Compensation Account (or sub-account) maintained in the name of a participant shall be deemed to have been invested pursuant to the participant’s investment election as then in effect.  Each participant's Deferred Compensation Account (or sub-account) shall be credited or debited on each day securities are traded on a national stock exchange, with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the participant under Section 3.1 above until such time as the entire account has been distributed to the participant or to the participant's beneficiary.  In the case of a lump-sum distribution, as provided under Section 4.1(a) below, investment gains and losses shall cease to accrue to a participant’s account as of the next valuation date coinciding with or following the participant’s termination of employment with the Company and all related employers of the Company, as determined under Section 4.1 below.  Although the performance of the investments selected by a participant shall be used to determine the rate of return on the participant's account, deferrals will not necessarily be invested by the Company in the investments selected by the participant.

ARTICLE IV

DISTRIBUTION

Section 4.1Separation from Service.  Except in the case of a participant who is a Key Employee (as defined below), within 60 days after the date of a participant's “separation from service” (as defined in Treas. Reg. § 1.409A-1(h)) for any reason, including disability or death, distribution of the amount credited to the participant's account in accordance with this Plan shall be made or shall commence in accordance with either of the alternative forms of distribution set forth below as selected by the participant on his or her Deferral Election Form at the time the participant elected to participate in the Plan.

In the case of a participant who is a Key Employee, distribution of the amount credited to the participant’s account shall be made (if to be paid in a lump sum) or shall commence (if to be paid in installments) on the first day of the month immediately following the 6-month anniversary of the participant’s separation from service.  For purposes of this Plan, a participant is a “Key Employee” if (i) on the date of determination any stock of the Company is publicly traded on an established securities market or otherwise and (ii) the participant falls within the definition of a “Key Employee” set forth in Code Section 416(i) (without regard to paragraph (5) thereof).

The alternative forms of distribution shall be:

(a)lump sum; or

(b)annual installments over a period not to exceed 15 years.  The annual payment amount shall be determined each year by dividing the participant's current deferral account (or sub-account) balance, as of a valuation date prior to the date of payment that the Committee has determined to be administratively feasible, by the number of remaining years in the payment period based on the participant's retirement payment election.  The unpaid balance of the deferred compensation account shall continue to earn a rate of return as specified in Section 3.2 above.  The final installment shall be the balance of the participant's deferred compensation account including gains or losses credited to the account during the last year of the payout period.  Once a distribution of a participant’s account has been triggered due to a separation from service, the participant’s subsequent reemployment by the Company shall not stop or delay the ongoing distribution of the participant’s account under the Plan in accordance with this Section 4.1.

Once made, a participant's election with respect to the time and form of distribution as described in this Section 4.1 shall be irrevocable; provided, however, that: (i) except in the case of an account of a Key Employee, if at any time the balance of an account that is in the process of an installment distribution falls below $10,000, the Committee may, in its sole discretion and without obligation to do so, pay out the remaining balance in the form of a lump sum to the extent permitted by Code Section 409A and Treas. Reg. § 1.409A-3(j)(4)(v) and (ii) if permitted by the Committee, in the Committee’s sole discretion, a participant may make a subsequent election to delay the timing of a previously selected distribution provided that such subsequent election complies with all applicable laws and:

(i)	the election may not take effect until at least 12 months after the date on which the election is made;

(ii)	the first payment with respect to which the election is made is deferred not less than 5 years from the date the payment would otherwise have been made; and

(iii)	the election may not be made less than 12 months prior to the date of the first previously scheduled distribution.

Section 4.2Scheduled In-Service Distributions.  Although distribution of the amount credited to a participant’s account shall in all cases begin within the 60-day period following the participant’s separation from service for any reason (or beginning on the first day of the month following the 6-month anniversary of a Key Employee’s separation from service), as described in Section 4.1 above, a participant may, with respect to each deferral year, elect to take one or more scheduled in-service distributions of amounts deferred and subsequent earnings on certain dates as specified by the participant in his or her Deferral Election Form for that deferral year.  A participant’s in-service distribution election shall remain in effect for subsequent calendar years until modified or changed.  Additionally, deferral elections to an in-service account will cease on December 31st of the year prior to the year the distribution is scheduled to be made.  Deferrals will be directed to an account to be paid in a lump sum upon separation from service unless the participant submits a new Deferral Election Form.

All in-service distribution elections must specify a set percentage of the participant’s deferral elections be credited to the Participant’s in-service account.  All such scheduled in-service distributions shall be made in the form of a lump sum distribution of the value of the account on the valuation date.  In no event may an in-service distribution be made before the date that is two years after the first day of the year in which any deferral election to such In-Service Account became effective.

Once made, a participant’s elections with respect to scheduled in-service distributions for a particular year as described in this Section 4.2 shall be irrevocable except as follows: A participant may make a subsequent election to delay an in-service distribution payment, provided that:

(i)	the election may not take effect until at least 12 months after the date on which the election is made;

(ii)	the first payment with respect to which the election is made is deferred not less than 5 years from the date the payment would otherwise have been made; and

(iii)	the election may not be made less than 12 months prior to the date of the first scheduled in-service distribution.

For purposes of the Plan, a participant’s in-service distribution election shall be regarded as an election to receive a distribution on the earlier of: (1) the specified in-service distribution date, or (2) the participant’s separation from service or death.  Accordingly, in the event of a participant’s separation from service with the Company for any reason or death, any remaining in-service distribution amounts shall instead be distributed as provided for payments on separation from service or death in accordance with the Section 4.1 above and paid in accordance with the participant’s Deferral Election Form governing the year in which the amounts were deferred.

Section 4.3Death.  If a participant should die before distribution of the full amount of any account described in this Plan has been made to the participant, any remaining amounts shall be distributed to the beneficiary designated by the participant on the form attached or in such other beneficiary designation form as may be determined by the Committee (the "Beneficiary Designation Form").  Such amounts shall be distributed to the participant's designated beneficiary in the same form and on the same schedule as designated by the participant in his or her Deferral Election Form.  A participant may change his or her beneficiary designation at any time by submitting a new Beneficiary Designation Form to the Committee.  If a participant has not designated a valid beneficiary, or if no designated beneficiary is living at the participant’s death, then such accounts shall be distributed to the participant's estate in a lump-sum distribution within ninety (90) days of the participant's death.

Section 4.4Unforeseeable Emergencies.  In the event a participant incurs an unforeseeable emergency, the participant may make a written request to the Committee for a hardship distribution from his or her accounts established under the Plan.  For purposes of this Plan, an unforeseeable emergency shall have the meaning provided in Treas. Reg. § 1.409A-3(i)(3)(i) and shall include a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse or participant’s dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.  A hardship distribution because of an unforeseeable emergency shall be permitted only to the extent reasonably needed to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution as determined in accordance with Treas. Reg.  § 1.409A-3(i)(3)(ii) (or the comparable provisions of any successor Treasury regulation).

Section 4.5Other Withdrawals.  Anything herein to the contrary notwithstanding, if at any time a court or the Internal Revenue Service determines that an amount in a participant's account is includable in the gross income of the participant and subject to tax, the Committee may, in its sole discretion, permit a lump-sum distribution of an amount equal to the amount determined to be includable in the participant's gross income to the extent permitted by Code Section 409A and applicable regulations thereunder.

Section 4.6Limit on Annual Distributions.  Except as otherwise provided by the Committee, the total distributions under the Plan in any calendar year shall be limited to such amount as may be deductible by the Company for federal income tax purposes under the Code in accordance with Treas. Reg. § 1.409A-2(b)(7)(ii) (or the comparable provisions of any successor Treasury regulations).

Section 4.7Tax Withholding.  To the extent required by law, the Company shall withhold from distributions all taxes, if any, required to be withheld by the federal and applicable state or local taxing authorities.

Section 4.8Distributions Under Domestic Relations Orders.  Notwithstanding anything herein to the contrary, subject to Code Section 409A and Treas. Reg. § 1.409A-3(j)(4)(ii) (or the comparable provisions of any successor Treasury regulations), distributions from participants’

accounts shall be permitted to alternate payees pursuant to domestic relations orders (as defined in section 414(p) of the Code), irrespective of whether participants are then entitled to distributions under the Plan.   A distribution to an alternate payee prior to the participant’s entitlement to a distribution is available only if the distribution is pursuant to a domestic relations order that is in a form acceptable to the Committee and entered by a court of competent jurisdiction.  Upon receipt of such an order, the Committee shall direct the Trustee to make a lump-sum distribution to the alternate payee.  In no case may an alternate payee maintain an ongoing interest in the Plan.  Nothing in this Section 4.8 gives a participant a right to receive a distribution at a time not otherwise permitted by the Plan.

ARTICLE V

AMENDMENT AND TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan at any time.  Any such amendment or termination shall be effective as of the end of the calendar year during which notification is given to each participant.  Notification shall be by first class mail, addressed to each participant at the participant's last known address, or by such other method as may be commonly used by the Company to communicate similar information if such notice is acknowledged by the participant.  Any amounts credited to an account of any participant shall remain subject to the provisions of the Plan, and distribution shall not be accelerated because of the termination of the Plan unless such termination qualifies as a plan termination and liquidation in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) (or any comparable successor Treasury regulation).  No amendment or termination shall directly or indirectly reduce any participant’s accrued benefit under the Plan as of the effective date of such amendment or termination.

ARTICLE VI

CLAIMS PROCEDURE

Section 6.1.Claims Reviewer.  For purposes of handling claims with respect to this Plan, the "Claims Reviewer" shall be the Committee, unless another person or organizational unit is designated by the Company as Claims Reviewer.

Section 6.2.Claims Procedure.  An initial claim for benefits under the Plan must be made by the participant or his or her beneficiary in accordance with the terms of the Plan through which the benefits are provided.  Not later than 90 days after receipt of such a claim, the Claims Reviewer shall render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period.  If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant's beneficiary with written notification of such extension before the expiration of the initial 90-day period.  Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected.  In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period.  In the event the Claims Reviewer denies the claim of a participant or the beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial, a reference to the

Plan or other document or form that is the basis for the denial, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary, and an explanation of the applicable claims procedure.  Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefore submitted by the claimant or the claimants duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied.  In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing.  The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period.  If such extension is necessary, the Company shall provide the claimant with written notification for such extension before the expiration of such initial 60-day period.  In all events, the Company shall act to deny or accept the claim within 120 days of the receipt for the claimant's written request for review.  The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.  In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article.

ARTICLE VII

MISCELLANEOUS

Section 7.1Unfunded Plan.  The Company intends to establish and fund the Quintiles Transnational Corp. Elective Deferred Compensation Trust (the "Rabbi Trust.")  The assets of the Rabbi Trust shall be subject to the claims of the Company's creditors and shall be located within the geographic United States.  To the extent any benefits provided under the Plan are actually paid from the Rabbi Trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any specific property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contract, or the proceeds therefrom owned or which may be acquired by the Company (the "Policies").  Apart from the Rabbi Trust, such Policies or other assets of the Company shall not be held under any trust for the benefit of participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Company and available to its general creditors in the event of bankruptcy or insolvency.  The Company's obligation under the plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I for the Employee Retirement Income Security Act of 1974, as amended.

Section 7.2Expenses.  Expenses of administration shall be paid by the Company.  The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

Section 7.3Rights Under Plan.  The sole rights of a participant or beneficiary under this Plan shall be to have this Plan administered in accordance with its terms, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Company shall be sufficient to pay any benefit hereunder.  Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any participant.  The Plan shall not affect the right of the Company to deal with any participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

Section 7.4Distributions to Incompetent Persons.  The Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed.  Except as otherwise provided herein, when the Committee determines that such individual is unable to manage his or her financial affairs, the Committee may pay such individual's benefits to such conservator or other person legally charged with such individual's care, or institution then contributing toward or providing for the care and maintenance of such individual.  Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

Section 7.5Change in Control.  The Plan may continue after a sale of assets of the Company, or a merger or consolidation of the Company with or into another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan; provided, however, that for the avoidance of doubt, if as a result of such a merger or consolidation the Company is the surviving entity, then the Plan shall continue.  In the event that the Plan is not continued or otherwise assumed by the transferee, purchaser, or successor entity, then the Plan shall be terminated subject to the provisions of Articles IV and V above.

Section 7.6Nonassignability.  Neither a participant, nor his or her designated beneficiary, nor any other beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable hereunder.  No such amounts shall be subject to seizure by any creditor of such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the participant, his or her designated beneficiary, or any other beneficiary hereunder.  Any such attempted assignment or transfer shall be void.

Section 7.7Notice.  Any notice or filing required or permitted to be given to the Committee or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company directed to the attention of the Secretary of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Section 7.8Current Address.  Each participant shall keep the Company informed of his or her current address and the current address of his or her designated beneficiary.  The Company shall not be obligated to search for any person.  If such person is not located within 3 years after the date on which payment of the participant's benefits payable under this Plan may first be made, payment may be made as though the participant or his or her beneficiary had died at the end of such 3-year period.

Section 7.9Governing Law.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of North Carolina.

Section 7.10Administration and Interpretation Consistent with Code Section 409A.  This Plan is intended to comply with Code Section 409A and all provisions of this Plan shall, to the maximum extent possible, be construed and interpreted in a manner consistent with Code Section 409A.  A separation from service or termination of employment shall not be deemed to have occurred for purposes of providing for the payment of benefits under the Plan unless such termination constitutes a “Separation from Service” within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(h).  References to “termination,” “termination of employment,” “separation from service” or like terms shall mean “separation from service” in accordance with Code Section 409A.  For purposes of this Plan, the term “Company” shall include Quintiles Transnational Corp. and all affiliated entities classified as a single employer with Quintiles Transnational Corp. under Sections 414(b) and (c) of the Code in accordance with the definition of Service Recipient set forth in Treas. Reg. § 1.409A-1(g).  For the avoidance of doubt, eligible participants under the Plan shall include select management and highly compensated employees of Quintiles Transnational Corp. as well as all affiliated entities classified as a single employer with Quintiles Transnational Corp. under Sections 414(b) and (c) of the Code.